Exhibit 99.1

  NOBEL LEARNING COMMUNITIES, INC. ANNOUNCES CHANGES TO ITS BOARD OF DIRECTORS

     WEST CHESTER, Pa., Aug. 11 /PRNewswire-FirstCall/ -- Nobel Learning Communities, Inc. (Nasdaq: NLCI), a leading for-profit provider of education and school management services for the pre-elementary through 12th grade market, today announced changes to its Board of Directors.

     Joseph W. Harch has resigned from Nobel Learning Communities, Inc.'s Board of Directors. Mr. Harch has served on the Company's Board of Directors since 2003. Mr. Harch is Chairman of Harch Capital Management.

     The Company also announced that David Beale has been elected to the Board of Directors to fill the Class III Director vacancy created by the resignation of Joseph W. Harch. Mr. Beale is the founder and CEO of SuccessLab Learning Centers, a supplemental education company specializing in cognitive and perceptual skills development. SuccessLab commenced operations in 2004. Prior to establishing SuccessLab, Mr. Beale founded VANTAS (aka Alliance National) in 1986 and served as President, CEO, and Director until May 2000 when the company was merged with HQ Global Workplaces. VANTAS operated business centers that provided furnished office space and business support services on short notice with flexible contract terms. Mr. Beale grew VANTAS from a single location in Washington, DC in 1986 to over 200 locations at the time of the merger with HQ.

     Dr. Terry Crane, Chairman of the Board of Nobel Learning Communities, Inc., stated, "We are grateful for Joe Harch's years of service to our Company. We are also pleased to add David Beale to our Board. Mr. Beale has extensive experience in site-based service companies, with a proven track record of delivering growth and creating value. His education industry experience and operations perspective are extremely relevant to the Company's strategic opportunities."

     Nobel Learning Communities, Inc. operates schools in 13 states consisting of private pre-elementary, elementary, middle schools, specialty high schools and schools and programs for learning-challenged children clustered within regional learning communities.

     Except for historical information contained in this press release, the information in this press release consists of forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include changes in market demand, market condition and competitive activities, and the acceptance of newly developed and converted schools. Other risks and uncertainties are discussed in NLCI's filings with the SEC. These statements are based only on management's knowledge and expectations on the date of this press release. NLCI will not necessarily update these statements or other information in this press release based on future events or circumstances.

    NLCI-G

SOURCE  Nobel Learning Communities, Inc.
    -0-                             08/11/2006
    /CONTACT:  George Bernstein, CEO, Nobel Learning Communities,
+1-484-947-2000/
    /Web site:  http://www.nobellearning.com /
    (NLCI)